AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                       THIRTEEN WEEKS ENDED    THIRTY-NINE WEEKS ENDED
                                     ----------------------    -----------------------
                                      March 3,   February 26,   March 3,  February 26,
                                       2001         2000         2001        2000
                                     ---------    ---------    ---------   ---------
Net income (loss) for computing
  Income (loss) per common share     $ (12,494)   $ (39,938)   $   6,513   $ (77,740)
                                     =========    =========    =========   =========

Weighted average number of
   common shares outstanding
   during each period                  834,081      840,962      833,520     839,457
                                     =========    =========    =========   =========

Net income (loss) per common share   $  (0.015)   $  (0.047)   $   0.008   $  (0.093)
                                     =========    =========    =========   =========